Exhibit 5.1

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May 15, 2026

Alliance Entertainment Holding Corporation

8201 Peters Road
Suite 1000
Plantation, Florida 33324

Re:	Alliance Entertainment Holding Corporation
Registration Statement on Form S-3

Dear Sir/Madam:

We refer to the Registration Statement (the “Registration Statement”), which is comprised of a Prospectus, filed by Alliance Entertainment Holding Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), in connection with the sale of (A) up to an aggregate of 9,970,090 shares (the “Warrant Shares”) of Class A Common Stock, par value $0.0001 per share (“Common Stock”) that are issuable upon the exercise of (i) 6,823,749 publicly traded warrants (the “Public Warrants”), (ii) 3,053,001 private placement warrants issued in a private placement (the “Private Warrants”), (iii) 43,250 warrants issued to the underwriter of the Company’s initial public offering and its designees (the “IPO Underwriter Warrants”) and (iv) 50,090 warrants issued to the underwriter of a public offering that the Company consummated on July 5, 2023 (the “Public Offering Underwriter Warrants,” and, together with the IPO Underwriter Warrants, the “Underwriter Warrants;” the Public Warrants, Private Warrants and Underwriter Warrants to be collectively referred to herein as the “Warrants”), all such Warrants being exercisable at an exercise price of $11.50 per share; and (B) up to 3,053,001 Private Warrants and 93,340 Underwriter Warrants to be resold from time to time by certain Selling Warrant Holders named in the Prospectus.

In our capacity as counsel to the Company, we have examined the original or certified copies of such records of the Company and such agreements, certificates of public officials, certificates of officers or representatives of the Company and others, and such other documents as we deem relevant and necessary as a basis for the opinions hereinafter expressed. In such examination we have assumed the genuineness of all signatures on original documents and the conformity to original documents of all copies submitted to us as conformed or photostat copies. As to various questions of fact material to such opinions, we have relied upon statements or certificates of officers and representatives of the Company and others.

Alliance Entertainment Holding Corporation

May 15, 2026

With regard to our opinions concerning the Private Warrants and Underwriter Warrants constituting valid and binding obligations of the Company:

1.	Our opinions are subject to, and may be limited by, (a) applicable bankruptcy, reorganization, insolvency, moratorium, conservatorship, fraudulent conveyance, debtor and creditor, and similar laws which relate to or affect creditors’ rights generally, and (b) general principles of equity (including, without limitation, concepts of materiality, reasonableness, impossibility of performance, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law.

2.	Our opinions are subject to the qualification that the availability of specific performance, an injunction or other equitable remedies is subject to the discretion of the court before which the request is brought.

3.	We express no opinion as to any provision of the Private Warrants or Underwriter Warrants that: (a) provides for liquidated damages, buy-in damages, monetary penalties, prepayment or make-whole payments or other economic remedies to the extent such provisions may constitute unlawful penalties, (b) relates to advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitations, trial by jury, or procedural rights, (c) restricts non-written modifications and waivers, (d) provides for the payment of legal and other professional fees where such payment is contrary to law or public policy, (e) relates to exclusivity, election or accumulation of rights or remedies, (f) authorizes or validates conclusive or discretionary determinations or (g) provides that provisions of the Warrants are severable to the extent an essential part of the agreed exchange is determined to be invalid and unenforceable.

4.	We express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law or jurisdiction provided for in the Private Warrants and Underwriter Warrants.

Based upon, and subject to, the foregoing, it is our opinion that:

1.	The Warrant Shares have been duly authorized for issuance and, when issued and sold by the Company and delivered by the Company upon valid exercise thereof and against receipt of the exercise price therefor, in accordance with the terms of the Warrants, will be duly and validly issued, fully paid and non-assessable.

2.	The Private Warrants and Underwriter Warrants constitute the legal, valid and binding obligations of the Company.

We are opining solely (i) on all applicable statutory provisions of Delaware corporate law, including the rules and regulations underlying those provisions, all applicable provisions of the Delaware Constitution and all applicable judicial and regulatory determinations. This opinion is limited to the laws of the State of Delaware, and (ii) and, as to the Private Warrants and Underwriter Warrants constituting valid and binding obligations of the Company, the applicable laws of the State of New York, in each case as in effect on the date hereof and we express no opinion with respect to the laws of any other jurisdiction. We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. We also hereby consent to the use of our name as your counsel under “Legal Matters” in the Prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Act or the General Rules and Regulations promulgated thereunder.

Very truly yours,

/s/ Blank Rome LLP

BLANK ROME LLP